Judge Imaging Systems, Inc.              EXHIBIT 11.1

                        Computation of Earnings Per Share
                   on historical and pro forma adjusted basis

                                           Year Ended December 31,   Nine Months Ended September 30,    Six Months Ended June 30,
                                            1994          1995          1996              1995            1996            1995
JIS Historical:
Weighted average common shares
  outstanding                              2,304,961     2,328,173     3,637,002         2,333,204       3,435,436       2,333,204
                                         =========================================================================================
Net loss                                 $  (666,607)  $  (272,458)  $  (813,035)      $   (80,836)    $  (425,283)    $  (249,598)
                                         =========================================================================================
Net loss attributable to common
  shareholders(3)                        $  (684,936)  $  (290,787)  $  (945,335)      $   (94,583)    $  (500,883)    $  (258,763)
                                         =========================================================================================
Primary and fully diluted net loss per
  common share(4)                        $     (0.30)  $     (0.12)  $     (0.26)      $     (0.04)    $     (0.15)    $     (0.11)
                                         =========================================================================================

Judge Group Pro forma adjusted:(1)
Weighted average common shares
  outstanding(2)                                         9,113,739    9,113,739
Shares issued assuming successful
  public offering                                        3,000,000    3,000,000
Shares issued in Berkeley acquisition                       30,000       30,000
Shares issued in Merger                          N/A       892,748      892,748                N/A             N/A             N/A
Exercise of outstanding stock options                        6,250       6,250
                                                       ------------------------
Pro forma weighted average common shares
  outstanding                                           13,042,737   13,042,737

Pro forma net income (loss)                            $   317,670  $   (81,810)
Fully diluted net income (loss) per common
  share                                                $      0.02  $     (0.01)

JIS Equivalent pro-forma:
Exchange of 1 Judge share for every 4 JIS
  shares results in Equivalent pro-forma income
  (loss) per share                               N/A   $     0.005  $    (0.003)               N/A             N/A
                                                       ========================

(1) All Judge Group per share and share amounts reflect a 52.6 to 1.0 stock split which occurred on September 23, 1996.
(2) Fully diluted Judge Group shares includes common stock equivalents and 526,000 common shares issuable upon conversion of Judge Group's 10% Convertible Senior Subordinated Notes.
(3) Net loss attributable to common shareholders represents net loss increased by dividends on preferred stock.
(4) Primary and fully diluted net loss per share are identical since there has been no consideration of the conversion of the JIS's Series A Preferred Stock, since such conversion would be antidilutive.